Exhibit 99.2
Report of the Audit Committee
The 2006 Audit Committee of the Board of Directors of the Federal Home Loan Bank of Dallas (the “Bank”) was comprised of six directors, two of whom were appointed by the Federal Housing Finance Board and four of whom were elected by the Bank’s member institutions. The members of the 2006 Audit Committee were Lee R. Gibson (Chairman), Howard R. Hackney (Vice Chairman), Chesley N. Brooks, Jr., Mary E. Ceverha, Bobby L. Chain and John B. Stahler.
The Audit Committee assists the Bank’s Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Bank’s financial statements; (2) the establishment of adequate control and governance processes; (3) the Bank’s compliance with legal and regulatory requirements; (4) the independent auditors’ qualifications and independence; (5) the performance of the Bank’s internal audit function and independent auditors; and (6) the Bank’s compliance with internal policies and procedures.
The Audit Committee has adopted and is governed by a written charter, which is attached as Exhibit 99.1 to this Annual Report on Form 10-K.
The 2007 Audit Committee (the “Committee”) has reviewed and discussed the Bank’s 2006 audited financial statements with management. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.
Based on the review and discussions referred to above, the Committee recommended to the Bank’s Board of Directors that the 2006 audited financial statements be included in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2006.
Members of the 2007 Audit Committee
Howard R. Hackney, Chairman
Charles G. Morgan, Jr., Vice Chairman
Mary E. Ceverha
Bobby L. Chain
Lee R. Gibson
John B. Stahler